EXHIBIT 99.1

                                                           FOR IMMEDIATE RELEASE

                         VALLEY FORGE SCIENTIFIC REPORTS
             SECOND QUARTER/SIX MONTH FISCAL 2004 OPERATING RESULTS

OAKS, Pa., May 11, 2004 -- Valley Forge Scientific Corp. (NASDAQ: VLFG; BSE:
VLF), a leading developer of bipolar electrosurgical systems, today announced operating results for the second quarter and first six months of fiscal 2004 ended March 31, 2004.

         Sales for the quarter of $1,132,771 were 12% less than sales of $1,289,136 for the second quarter of fiscal 2003. Net income for the quarter was $7,579, or $0.00 per basic and diluted share, as compared to $29,593, or $0.00 per basic and diluted share, for the second quarter of fiscal 2003.

         Sales for the first six months of $2,332,240 were slightly greater than sales of $2,309,087 for the first six months of fiscal 2003. Net income for the first six months was $80,558, or $0.01 per basic and diluted share, as compared to $69,732, or $0.01 per basic and diluted share, for the first six months of fiscal 2003.

         Sales for the quarter reflect an increase in sales volume of the Bident(R) Bipolar Tissue Management System to $118,817, or 11% of sales, from $86,708, or 7% of sales, for the comparable period in fiscal 2003. For the first six months, sales volume was $288,866, or 12% of sales, as compared to $86,708, or 4% of sales for the comparable period in fiscal 2003.

         For the quarter, sales to Codman & Shurtleff, Inc. accounted for $975,012, or 86% of sales, as compared to $1,180,525, or 92% of sales, for the comparable period of fiscal 2003. For the first six months, sales to Codman & Shurtleff, Inc. were $2,000,977, or 86% of sales, as compared to $2,192,525, or 95% of sales, for the first six months of fiscal 2003. Included in sales to Codman & Shurtleff is a one-time payment of $57,920 that Codman & Shurtleff made to satisfy its minimum purchase obligation under the first three month extension of an existing distribution agreement.

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

         For the quarter, gross margin was 55% of sales, as compared to 52% of sales for the second quarter of fiscal 2003, and gross margin was 54% of sales for the first six months as compared to 50% of sales for the comparable period of fiscal 2003. The difference in gross margin was attributable to $57,920 payment by Codman & Shurtleff in the second quarter of fiscal 2004, an increase in sales of dental products, and changes in product mix.

         Selling, general and administrative (SG&A) expenses were $470,208, or 42% of sales, as compared to $489,747, or 38% of sales, for the second quarter of fiscal 2003. For the six months, SG&A increased to $868,545, or 37% of sales, as compared to $816,050, or 35% of sales, for the comparable period in fiscal 2003. SG&A expenses reflect increased selling and marketing expenses incurred in connection with implementing sales and marketing efforts for the Bident(R) Bipolar Tissue Management System.

         Research and development (R&D) expenses were $127,013, or 11% of sales, for the quarter as compared to $120,169, or 9% of sales, for the second quarter of the 2003 fiscal year. For the first six months, R&D expenses were $240,908, or 10% of sales, as compared to $209,507, or 9% of sales, for the comparable period in fiscal 2003.

         "In the first six months of fiscal 2004, sales of our dental products exceeded the sales levels for the entire 2003 fiscal year. We expect to continue to make strides in dental sales throughout the year, however, sales may fluctuate from quarter-to-quarter based on the timing of orders we receive from distributors and direct sales. In this regard, while our sales for the second quarter of $118,817 exceeded sales for the comparable quarter in fiscal 2003, they were less than sales of $170,049 for the first quarter of 2004," said Jerry Malis, President and CEO of Valley Forge Scientific Corp.

         "During the quarter, we entered into a second extension of our distribution agreement with Codman & Shurtleff, Inc., extending the term of that agreement until June 30, 2004 in order to provide more time to continue discussions on the terms of a new distribution agreement for our current products and the next generation of our neurosurgical generator and disposable instrumentation. During the second quarter, we devoted research and development activities to the development of next generation of neurosurgical generator and instrumentation and other products."

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

         "We recently received 510(k) approval from the Food and Drug Administration to market a new product which we have been developing for Stryker Corporation. We are discussing the distribution of that product with Stryker Corporation."

         Management of Valley Forge Scientific will discuss the second quarter and first six months of the 2004 fiscal year and financial results on Tuesday, May 11, 2004 in a conference call scheduled for 10:30 a.m. ET. Those who wish to participate in the conference call may do so by calling (877) 356-9134 approximately 10 minutes prior to the start time and providing confirmation code 7292412 to the conference operator. For callers outside the United States, the number is (706) 643-3775. An audiotape replay will be available by telephone at
(800) 642-1687, confirmation code 7292412, approximately two hours following the conclusion of the call through May 25, 2004. International callers can access this replay at (706) 645-9291.

         Valley Forge Scientific has established itself as a leading developer and manufacturer of bipolar electrosurgical systems and related instrumentation. Based on its DualWave(TM) technology, these systems provide surgeons with the ability to safely cut and coagulate tissue in the most critical areas of the brain and spinal cord. Based on technology developed in conjunction with Leonard
I. Malis, MD, Professor and Chairman Emeritus of the Mount Sinai School of Medicine Department of Neurosurgery, our bipolar electrosurgery systems are considered to be the gold standard worldwide for use in the central nervous system. For more information on DualWave(TM) technology, our bipolar electrosurgery systems, or other Valley Forge Scientific products, please visit our Web site at http://www.vlfg.com.

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

    VALLEY FORGE SCIENTIFIC CORP.

        Financial Highlights
        Unaudited

                                               For the Three              For the Six
                                               Months Ended               Months Ended
                                        --------------------------- --------------------------
                                            3/31/04       3/31/03       3/31/04       3/31/03
                                            -------       -------       -------       -------

         Net Sales                        $1,132,771    $1,289,136    $2,332,240    $2,309,078

         Gross Profit                       $620,907      $655,733    $1,265,072    $1,152,088

         Selling, general and
         administrative expenses            $470,208      $489,747      $868,545      $816,050

         Research and development
         expenses                           $127,013      $120,169      $240,908      $209,507

         Operating Income                    $13,612       $45,742      $135,470      $106,381

         Provision for Income Taxes          $11,402       $22,972       $65,950       $52,461

         Net Income                           $7,579       $29,593       $80,558       $69,732

         Basic income per share                $0.00         $0.00         $0.01         $0.01

         Diluted income per share              $0.00         $0.00         $0.01         $0.01

         Common shares outstanding:
         Basic                             7,913,712     7,976,926     7,913,712     7,995,604
         Diluted                           7,977,448     7,992,841     7,971,722     8,018,553


        Sales Highlights
        Unaudited

                                                 For the Three              For the Six
                                                 Months Ended               Months Ended
                                          --------------------------- --------------------------
                                              3/31/04       3/31/03       3/31/04       3/31/03
                                              -------       -------       -------       -------

         Generators, Irrigation and
         Accessory Products
         ------------------
         Neurosurgery                        $441,235      $577,030   $1,048,626    $1,076,800
         Dental                              $104,590      $ 80,420   $  256,630    $   80,420
         Other                               $ 15,000                 $   15,000
                                             --------      --------   ----------    ----------
                                Total:       $560,825      $657,450   $1,320,256    $1,157,220

         Disposable Products
         -------------------
         Neurosurgery                        $433,139      $560,930     $804,724      $989,305
         Dental                              $ 14,227      $  6,288     $ 32,237      $  6,288
                                             --------      --------     --------      --------
                                Total:       $447,366      $567,218     $836,961      $995,593


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Forward-Looking Statements

Statements in this press release regarding our expectations for products we are developing or have developed, introduction of products into the marketplace, acceptance of our products in the marketplace, new products and alliances, and any other statements in this press release that refers to Valley Forge Scientific's estimated or anticipated future results are forward-looking statements. All forward-looking statements in this press release reflect Valley Forge Scientific's current analysis of existing trends and information and represent Valley Forge Scientific's judgment only as of the date of this press release. Actual results may differ from current expectations based on a number of factors affecting Valley Forge Scientific's business, including but not limited to competitive, regulatory and market conditions; the performance of new products and the continued acceptance of current products; the execution of strategic initiatives and alliances; the market penetration by third parties who distribute and sell Valley Forge Scientific's products; Valley Forge Scientific's ability to maintain a sufficient supply of products; product liability claims; and the uncertainties associated with intellectual property protection for these products. In addition, matters generally affecting the domestic and global economy can affect Valley Forge Scientific's results. Therefore, the reader is cautioned not to rely on these forward-looking statements. Valley Forge Scientific disclaims any intent or obligation to update these forward-looking statements.

Additional information concerning these and other risk factors may be found in Valley Forge Scientific's public periodic filings with the Securities and Exchange Commission, including Valley Forge Scientific's Form 10-K for the year ended September 30, 2003.

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